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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

THE NEW YORK TIMES COMPANY

We consent to the incorporation by reference in Registration Statements No. 333-43369, No. 333-43371, No. 333-37331, No. 333-09447, No. 33-31538, No. 33-43210, No. 33-43211, No. 33-50461, No. 33-50465, No. 33-50467, No. 33-50459, No. 33-56219, No. 333-49722, No. 333-70280, and No. 333-102041 on Form S-8 and in Registration Statement No. 333-97199 on Form S-3 of our report dated February 19, 2004, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, appearing in the Annual Report on Form 10-K of The New York Times Company for the year ended December 28, 2003.

/s/ Deloitte & Touche LLP

New York, New York
February 19, 2004

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  Exhibit 23